THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF
        THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SVC FINANCIAL SERVICES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $__________                   Issue Date: September ___, 2005

                            SECURED CONVERTIBLE NOTE

      FOR VALUE RECEIVED, SVC FINANCIAL SERVICES, INC., a Colorado corporation (hereinafter called "Borrower"), hereby promises to pay to ALPHA CAPITAL AKTIENGESELLSCHAFT, Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein, Fax:
011-42-32323196 (the "Holder") or order, without demand, the sum of ___________________________________ Dollars ($_________), with accrued interest on September ___, 2007 (the "Maturity Date"), or sooner as described herein.

      This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the "Subscription Agreement"), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

                                    ARTICLE I

                               GENERAL PROVISIONS

      1.1 Interest Rate. Subject to Section 5.6 hereof, interest payable on this Note shall accrue at a rate per annum (the "Interest Rate") equal to ten percent (10%) per year. Interest on the Principal Amount shall be payable on the sooner of (i) 170 days after the Issue Date, or (ii) 180 days after the Filing Date, and each 90 days thereafter and on the Maturity Date, whether by acceleration or otherwise. Interest shall compound annually. Subject to the Holder's right to convert interest pursuant to Section 2.1(a), interest may be paid at the Company's election in cash or with free-trading registered Common Stock valued at 85% of the average of the volume weighted average prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the twenty trading days preceding an interest payment due date.

      1.2 Default Interest Rate. A default interest rate of fifteen percent (15%) per annum shall apply to amounts owed hereunder which are not paid on their respective due dates.

      1.3 Conversion Privileges. The Conversion Privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof, provided, that if an Event of Default has occurred, the Holder may extend the Maturity Date for up to a time period equal to the duration of the Event of Default.

                                   ARTICLE II

                                CONVERSION RIGHTS

      The Holder shall have the right to convert the outstanding principal and interest due under this Note into Shares of the Borrower's Common Stock, no par value per share ("Common Stock") as set forth below.

      2.1. Conversion into the Borrower's Common Stock.

      (a) Subject to the terms of this Note, the Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the "Delivery Date") that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note through the Conversion Date directly to the Holder on or before the Delivery Date. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest to be converted, by the Conversion Price.

      (b) Subject to adjustment as provided in this Note and the Subscription Agreement, the Conversion Price per share of Common Stock shall be the lesser of
(i) $0.15 ("Maximum Conversion Price"), or (ii) 75% of the average of the volume weighted average prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the three trading days preceding a Conversion Date.

      (c) The Maximum Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

      A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance as if the Holder had converted this
Note immediately prior to such event. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

      B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change as if the Holder had converted this Note immediately prior to such event.

      C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Maximum Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately before such event bears to the total number of shares of Common Stock outstanding immediately after to such event.

      D. Share Issuance. So long as this Note is outstanding, if the Borrower shall issue or agree to issue any shares of Common Stock, except for the Excepted Issuances, for a consideration less than the Maximum Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Maximum Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Maximum Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Maximum Conversion Price. The reduction of the Maximum Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note and the Subscription Agreement.

      (d) Whenever the Maximum Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

      (e) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than 175% of the number of shares of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

      2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

      2.3 Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of this Section 2.3, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section
2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may waive the conversion limitation described in this Section 2.3, in whole or in part, upon and effective after 61 days prior written notice to the Borrower. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

      2.4. Mandatory Conversion. Provided an Event of Default (or an event that with the passage of time or the giving of notice could become an Event of Default) has not occurred, then commencing after the date the Actual Effective Date and during the periods described below, the Borrower will have the option by written notice to the Holder ("Notice of Mandatory Conversion") of compelling the Holder to convert the outstanding and unpaid Principal Amount, and accrued interest, of this Note into Common Stock at the Conversion Price then in affect ("Mandatory Conversion"). The Notice of Mandatory Conversion must be given, if at all, on the first business day following any consecutive thirty (30) trading days ("Lookback Period") during which the closing bid price for the Borrower's Common Stock as reported by Bloomberg, LP for the Principal Market is more than 250% of the Conversion Price for twenty (20) or more days during the Lookback Period, and there is reported trading volume of not less than 450,000 shares of Common Stock each day during the Lookback Period. The date the Notice of Mandatory Conversion is given is the "Mandatory Conversion Date." The Notice of Mandatory Conversion shall specify the aggregate principal amount of the Note which is subject to Mandatory Conversion. Mandatory Conversion Notices must be given proportionately to all Holders of Notes who received Notes similar in terms and tenure as this Note. A Notice of Mandatory Conversion may not be given unless the Registration Statement (as defined in the Subscription Agreement) has been effective for the unrestricted public resale of the Registrable Securities (as defined in the Subscription Agreement) each day during the Lookback Period. The amount of Note principal included in a Mandatory Conversion Notice shall be further reduced to an amount that would not cause the Holder to exceed the limitation described in Section 2.3 of this Note. A further Mandatory Conversion Notice may not be given until twenty (20) trading days have elapsed from the preceding Mandatory Conversion Date. Each Mandatory Conversion Date shall be a deemed Conversion Date and the Borrower will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described in Section 2.1 above. Notices of Mandatory Conversion may not be delivered with respect to more than (i) 25% of the initial Principal Amount of this Note between sixty (60) days and one hundred and twenty days
(120) days following the Actual Effective Date; (ii) 50% of the initial Principal Amount of this Note between one hundred and twenty-one (121) days and two hundred and ten (210) days after the Actual Effective Date; and (iii) 25% of the initial Principal Amount of this Note after two hundred and ten (210) days after the Actual Effective Date.

      2.5. Optional Redemption of Principal Amount. From and after 180 days after the Actual Effective Date, provided an Event of Default (or an event that with the passage of time or the giving of notice could become an Event of Default) is not occurring at any time during the Redemption Period (as defined below) unless waived by the Holder, the Borrower will have the option of prepaying the outstanding and unpaid Principal amount, and accrued interest, of this Note ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to one hundred and thirty-five percent (135%) of the principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the "Redemption Amount"). Borrower's election to exercise its right to prepay must be by notice in writing ("Notice of Redemption"). The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be twenty (20) days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert; for conversions initiated or made by the Holder during the Redemption Period; nor for principal and interest amounts, the conversion of which would exceed the limits set forth in Section
2.3 of this Note. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder had exercised its conversion rights shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no right to deliver another Notice of Redemption, and (iii) Borrower's failure may be deemed by Holder to be non-curable Event of Default. A Redemption Notice may only be given at a time when the Registration Statement is effective. The Notice of Redemption may be voided by the Holder at any time until the Redemption Payment Date if the Registration Statement does not remain effective each day during the Redemption Period.

                                   ARTICLE III

                                EVENT OF DEFAULT

      The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest (to the extent accrued) then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

      3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after the due date.

      3.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

      3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

      3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower and is not dismissed within forty-five (45) days of appointment.

      3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $75,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

      3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within forty-five (45) days of initiation.

      3.7 Delisting. Delisting of the Common Stock from any Principal Market without relisting on another Principal Market within five days of such delisting; failure to comply with the requirements for continued listing on any Principal Market for a period of fifteen consecutive trading days; or notification from any Principal Market that the Borrower is not in compliance with the conditions for such continued listing on such Principal Market and Borrower's failure to be in compliance within five days of such notice.

      3.8 Non-Payment. A payment default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

      3.9 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

      3.10 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note and Sections 7 and 11 of the Subscription Agreement, or, if required, a replacement Note.

      3.11 Non-Registration Event. The occurrence of a Non-Registration Event as described in Section 11.4 of the Subscription Agreement.

      3.12 Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common stock as set forth in this Note and the Subscription Agreement and such failure continues for a period of ten (10) business days after the date such failure shall have occurred.

      3.13 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which both the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

                                   ARTICLE IV

                                SECURITY INTEREST

      4. Security Interest/Waiver of Automatic Stay. This Note is secured by a security interest granted to the Collateral Agent for the benefit of the Holder pursuant to a Security Agreement, as delivered by Borrower to Holder. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION
362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

                                    ARTICLE V

                                  MISCELLANEOUS

      5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: SVC Financial Services, Inc., 235 Montgomery Street, Suite 958, San Francisco, CA 94104, Attn:
Christopher Haigh, CEO and President, telecopier: (866) 301-1250, with a copy by telecopier only to: Sichenzia Ross Friedman Ference LLP, 1065 Avenue of Americas, New York, NY 10018, Attn: Marc Ross, Esq., telecopier: (212) 930-9725, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.

      5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

      5.4 Assignability. The obligations of Borrower under this Note are not assignable without the consent of the Holder. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and the permitted assigns of the Note.

      5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Each of the Borrower, Holder and any signator hereto in his personal capacity hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

      5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

      5.7 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.



                      [THIS SPACE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of September, 2005.

                                          SVC FINANCIAL SERVICES, INC.



                                          By:________________________________
                                                Name:
                                                Title:

WITNESS:


______________________________________

                              NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)


      The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by SVC Financial Services, Inc. on September ___, 2005 into Shares of Common Stock of SVC Financial Services, Inc. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.



Date of Conversion:_____________________________________________________________


Conversion Price:_______________________________________________________________


Shares To Be Delivered:_________________________________________________________


Signature:______________________________________________________________________


Print Name:_____________________________________________________________________


Address:________________________________________________________________________


        ________________________________________________________________________